Exhibit 99.1

For Immediate Release	Contact: David L. Clark
Vice President, Corporate Affairs
NPS Pharmaceuticals, Inc.
(801) 583-4939

NPS PREPARING EXPANDED PREOS® NDA PACKAGE

TO BE SUBMITTED IN FEBRUARY 2005

European Marketing Application To Be Filed In March 2005

Salt Lake City, Utah — November 30, 2004 — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) announced today that the company will expand the scope of the New Drug Application (NDA) it is preparing for PREOS, an investigational osteoporosis treatment candidate, by including efficacy and safety data from the second year of the PTH/alendronate, or PaTH study, which it believes may be clinically important.

“We’re pleased to be in a position to include the full data set from the PaTH study without unreasonable delay in the timing of our NDA submission,” said Hunter Jackson, Ph.D., Chairman, President, and CEO at NPS. “Data from the second year of the study include unique insights into the possible use of PREOS with alendronate, an anti-bone-resorption compound. We believe that the inclusion of these data in our NDA help to ensure that our package is comprehensive in its presentation of information regarding the clinical utility of PREOS.”

The company planned to include data from the first year of the PaTH study in the PREOS NDA, but did not anticipate that data from the second year of the study would be ready in time to meet its goal of a timely NDA submission. However, since the disclosure earlier this fall of positive year-two PaTH study results, NPS has worked closely with Dr. Dennis Black of the University of California, San Francisco, and other study investigators to expedite the collection, analysis, and transfer to NPS of those data. The company has now received a significant portion of the data set and has begun its work to incorporate those findings into the NDA. Submission of the expanded application to the U.S. Food and Drug Administration (FDA) is planned for the end of February 2005.

NPS has also been working actively with its European partner, Nycomed, to maximize brand value by achieving a coordinated global product launch. Nycomed plans to submit its application in March 2005 to market PTH (1-84), or PREOS, in Europe. The NPS and Nycomed applications, if approved by U.S. and European regulatory authorities, will serve as the basis for bringing PREOS to osteoporosis sufferers in these important markets.

About PREOS

PREOS is recombinant full-length human parathyroid hormone (PTH 1-84). NPS has studied PREOS in a number of clinical settings to assess its safety and its effect on bone. The pivotal Phase 3 study, known as TOP (Treatment of Osteoporosis with PTH), was a multi-center, randomized, double-blind, placebo-controlled clinical trial designed to evaluate the potential of PTH (1-84) to reduce the risk of vertebral fractures in post-menopausal women. In the TOP study PREOS demonstrated a statistically significant reduction in the risk of new or worsened vertebral fractures in women with and without osteoporosis-related fractures prior to entering the study. Results from the TOP study will be the foundation of the U.S. and European marketing applications.

About NPS Pharmaceuticals

NPS discovers, develops and intends to commercialize small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development backed by a strong discovery research effort. Additional information is available on the company’s website, http://www.npsp.com.

Safe Harbor Statement

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those regarding our expectation that we will file an NDA with the FDA by the end of February 2005, that Nycomed will file a European marketing application in March 2005, the likelihood that PREOS will be an appropriate therapy for patients who have osteoporosis and our intent to commercialize small molecules and recombinant proteins as drugs. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: we have never filed an NDA and may not be able to do so in a timely manner; we have very little control over Nycomed and its ability to timely file a European marketing application for PREOS; we do not have and may never develop any products that generate revenues; our product candidates may not prove to be safe or efficacious; the FDA may delay approval or may not approve any of our product candidates; current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates which would prevent or delay introduction of drug candidates to the market; we may be unable to generate adequate sales and marketing capabilities to effectively market and sell our products; failure to secure adequate manufacturing and storage sources for our products could result in disruption or cessation of our clinical trials and eventual commercialization of such products; and we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of November 30, 2004, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10 K/A for the year ended December 31, 2003, and our Quarterly Report on Form 10Q for the quarter ended September 30, 2004.

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